Agreement

between

Park Place Energy Inc.

and

21 st. Fox Energy and Mining Ltd.

This Agreement is made between:

21st Fox Energy & Mining Ltd whose registered office is at Wembley Point, Second Floor, Sharma Suite, 1 Harrow Road, Wembley, Middlesex, HA9 6DE, UK (being hereinafter referred to as 21stFox),

and

Park Place Energy Inc of 1220, 666 Burrard Street, Vancouver, B.C. V6C 2X8, Canada (being hereinafter referred to as PPE)

Whereas 21stFox is the 100% licence holder of Block 12/23b offshore UK on which a stratigraphic trap prospect, "Brighty" has been mapped and evaluated, and

Whereas Brighty has been estimated to possibly contain 140 million barrels of recoverable oil or more, and

Whereas 21stFox is looking for a partner interested in financing the undertaking of an electromagnetic (EM) survey over Brighty in order to remove almost all risk for drilling a dry well, and

Whereas PPE agree to pay for the EM survey to be undertaken before end September 2007, in return for earning an interest in the licence as outlined in an LoI signed between parties on (date) and detailed further below.

Now, the following has been agreed.

1.The Commitment.

PPE agrees to pay all future exploratory costs and fund an EM survey over the Brighty Prospect with parameters as outlined in ATTACHMENT No. 1 to this Agreement. The survey shall be scheduled to be completed around September/October 2007 and to be performed by EM specialist Contractor, OHM, on a turnkey basis for a cost (including processing) of pstg 500,000. The contract to be signed directly between PPE and OHM.

The data shall be owned exclusively by the 12/23b Group in the same percentages as their net interest.

D.S

2. Interest earned by PPE.

In return for paying future exploratory costs, including the EM survey, PPE will earn a 70% Working Interest in the licence if committing before the 22nd. of December 2007, by paying 100% of the cost of drilling an exploratory well on Brighty. If it is a discovery, the well shall be completed for production. 21stFox will have a 30% Carried Interest until completion of the well and will have a 30% Working Interest thereafter, fully paying its share of future costs.

With regard to the timing of the well, it is evident from the DTI quotation given in ATTACHMENT No.2, that the drilling needs to be done within two years from 22nd December 2007.

It is also evident that to proceed to the next term (i.e. from December 22nd 2007 to December 21st 2009), the Group will need to comprise an Operator who is acceptable to the DTI on the DTI's published financial, technical and environmental criteria for Operatorship (some of which are outlined in ATTACHMENT 3) ; and that the Group agrees to the commitments outlined in the 12/23b Licence number P1398 (ATTACHMENT 4) (i.e. commit to drilling a well to 2000m in this 2 year period or dropping the Licence).

Parties understand that this approval process must be completed prior to December 22nd 2007 and that acceptance is at the DTI's discretion.

3. Need for securing Operator.

In order to secure approval by DTI, PPE needs to show financial strength to be able to finance the drilling and completion of a well to a minimum of 2000m together with an Operator acceptable to DTI.

4. Joint Operating Agreement (JOA).

As a basis for good Operatorship of the Block, Parties agree to use UKOOA's standard JOA (ATTACHMENT 5) unless mutually agreed otherwise.

5. Need for 3D Data.

Parties are aware that it is DTI's requirement to perform 3D prior to drilling and that Petro-Canada have acquired 3D data over the Block and that this is available to buy at Petro-Canada's market rate of USD 15,000/km. Alternatively, at Petro-Canada's choice a trade could be arranged for data which the 12/23b Group own or for a percentage of the Block.

Parties are also aware of the need to buy an 'extracted' line from Petro-Canada's 3D, co-incident with the EM line, so that modelling and inversion can be performed to achieve optimum results from the EM survey.

6. Duration of Agreement

D.S

Should Parties be unsuccessful in securing a Licence beyond December 22nd 2007, then the Agreement ceases. Neither party has claim on the other and interest in any data acquired is shared between parties in the same percentages as their Interest.

Should Parties be successful in securing a Licence beyond December 22nd 2007, then this agreement is valid as long as the Production licence is in place.

7. Possible Dispute.

Any dispute, shall be brought for arbitration under English Law.

Date: 30th of July 2007.

for Park Place Energy Inc

for 21st. Fox Energy and Mining Ltd.

D.S

ATTACHMENT No 1.

The parameters of the EM Survey are as follows:

- Length of source tow line – 40km
- Length of receiver line – 20km
- Number of receivers – 20

A typical EM survey will follow the following stages:

- Pre-survey feasibility modelling
  This stage is determines the technical feasibility of the survey and provides parameters for survey design.
- Survey design
  Taking the technical survey parameters from the modelling and coordinating them with logistical parameters, such as infrastructure etc.
- Data acquisition
  A single source and tow line crossing the prospect.
- Data processing
  The data is downloaded from the receivers, and merged with source and navigation data. The data is then processed to produce amplitude and phase with range from the source. OHM's standard deliverable is a 2.5D resistivity section. This can be co-rendered with co-located seismic sections where available.

Deliverables:

- Data analysis
  - Common offset data analysis
  - 1D reconnaissance modelling
- Multi-dimensional analysis (as appropriate)
  - Co-rendered resistivity and seismic sections
- Navigation chart and data disc
- Final acquisition and processing report

D.S

ATTACHMENT No.2

DTI's Statement with regard to timing of the Work Programme.

Quote:

The licence will expire after two years if the Licensee has not made a firm commitment to DTI to complete the Work Programme (i.e. to drill a well). By the same point, it must also have satisfied DTI of its technical, environmental and financial capacity to do so.

In effect, DTI will defer (not waive) its financial, technical and environmental checks until a predetermined Check Point at two years. Obviously, Promote Licensees will not be allowed to carry out operations until they have met the appropriate criteria.

Assuming the Licence continues into Years 3 and 4, the Work Programme must be carried out before the end of the Initial term (i.e. within four years). We do not wish to be overly prescriptive, but to illustrate the general idea of the Promote Licence, as an example here is one possible course of events:

a.. Year 1 - Data purchase and evaluation;
b.. Year 2 - Attract a new co-venturer who acquires an interest in the Licence (subject to DTI approval) and whose presence will satisfy DTI of the Licence group's financial and technical capacity;
c.. Before the end of Year 2 - Submit a Report to DTI, make a Firm Drilling Commitment, and give DTI evidence of financial, technical and environmental competence; and, if DTI is content and the Licence continues:
d.. Years 3 and 4 - complete the Work Programme by drilling a well.

DTI accepts no responsibility for the consequences of any failure on the applicant's part to meet DTI and any other statutory requirements for financial, environmental or technical criteria at any time.

Unquote.

D.S